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                                                                   EXHIBIT 10.12

                                  June 7, 2001





Michael Tryon
c/o Metal Management, Inc.
500 N. Dearborn St., Suite 600
Chicago, Illinois  60610

         Re:   Employment Agreement

Dear Mike:

         As you may know, pursuant to the plan of reorganization of Metal Management, Inc. and its subsidiaries ("MTLM") which will allow MTLM to emerge from bankruptcy protection, the committee of noteholders with whom MTLM negotiated its plan of reorganization (the "Noteholders") and the unsecured creditors' committee appointed in MTLM's case (the "Unsecured Creditors' Committee") has the right to approve the assumption by MTLM of all executory contracts, including employment contracts.

         As a condition to granting this approval for the assumption of employment contracts, the Noteholders and the Unsecured Creditors' Committee have established certain limitations on the maximum severance benefits that would be payable by MTLM in the event of a termination of each employment contract (i.e.: when the termination is other than "for cause"). I, myself, have been required to substantially reduce the severance benefit to which I would be entitled if I am terminated without cause. While agreeing to this limitation was very difficult for me personally, I understand that the Noteholders, as the new owners of MTLM, are concerned with the potential costs of terminating employment contracts, if needed, to respond to future business conditions.

         In your particular case, the Noteholders and Unsecured Creditors' Committee have agreed that the severance benefit payable to you upon termination without cause should not exceed $250,000. Accordingly, I propose to amend your employment contract to reduce the severance benefit payable to you in the event of your termination, other than for cause, to the maximum amount approved by the Noteholders and the Unsecured Creditors' Committee, which severance benefit would otherwise be calculated in a manner consistent with your existing contract. Except for that modification, your employment contract would remain in full force and effect following our emergence from bankruptcy.

         Should you choose not to accept the proposed modification to your contract set forth above, MTLM will be required to reject your employment contract (thereby


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terminating the agreement). In that case, you will become an at-will employee of
MTLM. While I recognize that the proposed amendment is a change from the agreement reached with you in prior negotiations, the circumstances in which we currently find ourselves differ substantially from the conditions in existence during the early days of the industry consolidation. I hope you understand and can accept this reality.

         Please indicate your acceptance of the proposed amendment to your employment contract by signing the enclosed duplicate of this letter in the space provided below. Please do not hesitate to contact me if you have any questions.

                                                       Sincerely,

                                                       /s/ Albert A. Cozzi

                                                       Albert A. Cozzi

ACCEPTED:



    /s/ Michael Tryon
-------------------------
      Michael Tryon

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                                  June 13, 2001





Michael Tryon
c/o Metal Management, Inc.
500 N. Dearborn St., Suite 600
Chicago, Illinois  60610

         Re:   Employment Agreement

Dear Mike:

         Per our discussion, this letter confirms that, in consideration for your agreeing to the reduced severance period in your employment contract as proposed in the letter, dated June 7, 2001 from Albert Cozzi to you, the post-employment non-competition period set forth in your employment contract will be reduced commensurately with the reduced severance period in the event of a termination without cause. In your particular case, this means that the term during which you would be precluded from competing with Metal Management, Inc. following termination without cause would be reduced to nine months (assuming you agree to the lesser severance period).

                                                       Sincerely,

                                                       /s/ David A. Carpenter

                                                       David A. Carpenter